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                                                                    Exhibit 99.1

                       [LETTERHEAD OF G&L REALTY CORP.]

RELEASE:                           CONTACT:
Immediate                          David Hamer 310-273-9930
                                   E-mail: dhamer@glrealty.com

    G&L REALTY CORP. ANNOUNCES RECEIPT OF AMENDED PROPOSAL BY WEISMAN GROUP
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BEVERLY HILLS, California, September 18, 2001. G&L Realty Corp. (NYSE: GLR)
announced today that the special committee of its board of directors has received an amended proposal from Lyle Weisman and certain of his associates (the "Weisman Group") to acquire the outstanding common stock of the Company.
If accepted, the amended proposal would require the negotiation of definitive agreements and would result in the termination of the merger agreement between the Company and the company owned by Messrs. Gottlieb and Lebowitz requiring the payment by the Company of significant amounts to Messrs. Gottlieb and Lebowitz as described below. The amended proposal is being reviewed by the special committee of the Company's board of directors.

In the amended proposal, the Weisman Group sets forth two alternative proposals
- Proposal A and Proposal B. In Proposal A, the Weisman Group has: (i) offered to acquire all of the issued and outstanding common stock of the Company to be effected via a cash-out merger at a purchase price of $15.50 per share of common stock, (ii) waived due diligence as a pre-condition to any transaction at $15.50 per share, (iii) offered to deliver an initial deposit of $750,000 to counsel for the special committee within two business days after the special committee accepts the Weisman Group's offer, and no later than three business days following execution of a definitive agreement between the Company and the Weisman Group (the "Acquisition Agreement"), to increase the deposit by $1,750,000, for a total of $2,500,000 to be credited towards the purchase price of the Company's common stock (the "Good Faith Deposit"), (iv) provided that the Good Faith Deposit will become non-refundable to the Weisman Group and be paid to the Company should no transaction whereby holders of the common stock of the Company receive aggregate consideration of at least $12.00 for each share of the Company's common stock they own (regardless of the originator of such transaction) close within 12 calendar months from the date of the Acquisition Agreement, (v) not conditioned the offer to any financing contingency, and (v) conditioned the offer on the negotiation and execution of an Acquisition Agreement, and termination of the merger agreement between the Company and the company owned by Messrs. Gottlieb and Lebowitz.
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In Proposal B, the Weisman Group asks the special committee and board of directors of the Company to approve and recommend a direct offer from the Weisman Group to all common stockholders of the Company containing the following terms: (i) the purchase price would be $15.50 per share of common stock, (ii) the acquiring party would be a new entity to be formed by the Weisman Group and principally owned by them, (iii) the timing would be as soon as may be practicable, consistent with applicable corporate and securities laws and exchange regulations, (iv) the maximum number of shares would be 100% of issued and outstanding common stock, (v) the minimum number of shares would be 40% of issued and outstanding common stock, inclusive of shares owned by the Weisman Group, (vi) there would be no due diligence condition, (vii) if the Weisman Group acquires more than 50% of outstanding shares of common stock as a result of the proposal, then it would as soon thereafter seek to effect a cash-out merger between the acquiring entity and the Company upon the same terms and conditions, (viii) the merger agreement between the Company and the company owned by Messrs. Gottlieb and Lebowitz would be terminated, (ix) the board of directors would issue a favorable recommendation in support of the Weisman Group's offer to the common stockholders, (x) the Company would, upon completion of the tender offer, take such steps as may be necessary or appropriate for delisting the shares of common stock from trading, and (xi) the Good Faith Deposit would be non-refundable to the Weisman Group as indicated in connection with Proposal A, except that a transaction will be deemed to have occurred if the Weisman Group achieved at least 40% minimum ownership. The amended proposal expires 5:00 p.m., Pacific time, on September 24, 2001.

Both proposals by the Weisman Group would require termination of the merger agreement with the company owned by Messrs. Gottlieb and Lebowitz. Under the merger agreement, except in certain circumstances relating to a superior acquisition proposal as defined in the merger agreement, the Company is prohibited from having any discussions or negotiations with any party relating to an acquisition proposal. Acceptance by the special committee of either proposal of the Weisman Group would permit the company owned by Messrs. Gottlieb and Lebowitz to terminate the merger agreement, which would require prompt payment of the termination fee and reasonable expenses of Messrs. Gottlieb and Lebowitz, which are currently estimated to aggregate in excess of $2,500,000, in accordance with the merger agreement. According to the amended proposal, payment of the $750,000 initial portion of the Good Faith Deposit would occur two business day after the special committee accepts the Weisman Group's offer, and the $1,750,000 balance of the Good Faith Deposit would be paid no later than three business days following execution of an Acquisition Agreement with the Weisman Group. It is unclear from the amended proposal when the $1,750,000 balance of the Good Faith Deposit would be paid in the case of the tender offer in Proposal B. Under both of the Weisman Group's proposals, the Good Faith Deposit would not be available to the Company at the time the Company would be required to pay the termination fee and expenses of Messrs. Gottlieb and Lebowitz.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.
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This press release contains forward-looking statements.  These statements can be identified by the use of forward-looking terminology such as "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.

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